PROSPECTUS SUPPLEMENT                      FILED PURSUANT TO RULE NO.  424(b)(3)
(To Prospectus dated September 4, 2001)               REGISTRATION NO. 333-63924







                                   [LOGO] (SM)





                         300,000,000 Depositary Receipts
                          CP HOLDRSsm Deposit Facility



         This prospectus supplement supplements information contained in the prospectus dated September 4, 2001, relating to the sale of up to 300,000,000 depositary receipts by the CP HOLDRSsm Deposit Facility.

         The name, ticker symbol, share amounts and primary trading market of each company represented by a round-lot of 100 CP HOLDRS is as follows:

                                                                       Primary
                                                             Share     Trading
                 Name of Company              Ticker        Amounts    Market
         --------------------------------     ------        -------    ------
         EnCana Corp.(1)                       ECA           68.4       NYSE
         Fording Inc.                          FDG           16.6       NYSE
         CP Ships Limited                      TEU            25        NYSE
         Canadian Pacific Railway Company       CP            50        NYSE
         Fairmont Hotels and Resorts Inc.      FHR            25        NYSE

         --------------------

         (1) On April 8, 2002, PanCanadian Energy Corp. completed its merger with Alberta Energy Co. Ltd. As a result of the merger, PanCanadian Energy Corp., a component of CP HOLDRS, changed its name to EnCana Corp.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.



            The date of this prospectus supplement is June 30, 2002.